Exhibit 99.2
The RealReal Q2 2021 Stockholder Letter
Aug. 9, 2021
Dear Stockholders,

We are pleased to report another quarter of strong growth, driven by our successful return to at-home concierge appointments and our continued retail momentum. We achieved our highest numbers of both new and repeat consignors this quarter. As a supply driven marketplace, this resulted in Q2 gross merchandise volume (GMV) increasing 91% Y/Y and 53% compared to the same period in 2019. Q2 Y/Y GMV growth also accelerated Q/Q when compared to both 2020 and 2019. We achieved these strong growth rates while also driving a significant improvement in gross profit per order, a key driver on our path to profitability. Q2 gross profit per order was approximately $94, a $9 per order or 11% Q/Q improvement.

The current trends in our business are strong, and we believe they will continue for the balance of the year and into next year. Beyond our GMV growth and improved gross profit per order, the efficiency of our operations and marketing continue to improve — all key elements of our path to profitability. We are diligently focused on achieving this profitability milestone. However, potential risks presented by a resurgence of COVID make it imprudent to establish a firm timeline to reach breakeven. To be clear, the Delta variant is not currently impacting our business.

Key Q2 initiatives included:

▪Resumption of At-Home Concierge Appointments: At-home concierge appointments are increasing as a percent of total consignments and overall units per at-home appointment are exceeding pre-COVID levels, leading to at-home representing 38% of total units in June.

▪Arizona Facility Transition: We successfully expedited the move to our larger authentication center in Phoenix to accommodate future growth, with the potential for improved unit economics beginning in Q4 of this year. As described in more detail below, the short term impact of the relocation was an incremental expense of $2.6 million in Q2, comprised primarily of restructuring and relocation expense.

▪Retail Expansion: We continued our expansion of neighborhood retail stores to Austin, Texas; Dallas; and Atlanta during Q2. In Q2, our retail stores generated approximately 30% of new consignors. We plan to open one or two additional neighborhood stores this quarter.

▪Technology Innovation: Our investments in technology continue to differentiate our business, drive efficiencies in our operations and enable significant future scale. In Q2, we released the next generation of our authentication and pricing engines.

At-Home Concierge Appointments Continue to Ramp: 38% of Total Units in June

For many consignors, an at-home concierge appointment is the most effortless method to sell with us. In line with local safety guidelines and with comprehensive safety protocols in place, we resumed at-home concierge appointments in select markets in early March and nationwide by early April. In May and June, our marketing and sales efforts lead with at-home messaging, and we experienced a significant increase in at-home appointments. The early performance of at-home appointments continues to be encouraging and points to signs of pent-up consignor supply with higher average units per consignment than in 2019. Supply sourced from at-home remained below pre-COVID levels in Q2 and represented 38% of total units in June. While COVID remains the key risk to in-home consignment, we are encouraged by our current momentum.

While it’s difficult to estimate with precision the mix of supply by channel going forward, we expect at-home concierge to play a central role in our supply acquisition strategy post-COVID. With the resumption of at-home visits alongside direct shipments, virtual appointments, retail drop-offs and vendor, our supply acquisition engine is increasingly diverse and agile, positioning us favorably for long-term growth.

Retail Expansion: Driving New Consignor Acquisition and Supply

Our retail stores continue to redefine and elevate the luxury resale shopping and selling experience. Our stores drive supply efficiently, have high average order volume (AOV) and low return rates, drive brand awareness and create a halo effect in the local market. We operate flagship retail stores in Chicago, L.A., NYC and San Francisco, and announced a strategy last year to extend our physical presence via smaller footprint neighborhood stores close to where our existing and potential high-value consignors and customers live.

Our stores offer a highly curated selection of products based on local trends, while also providing a convenient way for customers to consign, return products and meet with our experts. We believe small footprint neighborhood stores are a highly effective and efficient avenue to drive supply and sell high-value items.

In Q2, we opened neighborhood stores in Austin, Texas; Dallas; and Atlanta, and kicked off Q3 with an additional opening in Marin County, Calif. We now operate nine neighborhood stores and expect to open one or two more over the coming months, after which we plan to pause our retail rollout so we can optimize performance and gather data to inform our future rollout strategy. We are pleased with the performance of our retail stores, particularly their strength in driving new consignor acquisition and supply. In Q2, our retail stores generated approximately 30% of new consignors.

We encourage you to visit one of our neighborhood stores to experience them in-person (please visit www.therealreal.com/stores to find the store nearest you).

Arizona Authentication Center: Now Operational

We opened our Arizona facility on time and under budget and started processing product in Arizona in late June. This new authentication center in Phoenix has a significantly larger capacity than our Brisbane, California, facility and the potential for operational efficiencies beginning in Q4, that will better support our future growth and have a positive impact on our consignor and buyer experience. It will also reduce our average fixed cost per order as we scale, due to the significantly lower occupancy costs on a per-square-foot basis vis-a-vis our existing facilities.

We plan to create more than 1,500 local, full-time green jobs in Arizona over the next five years, offering competitive pay, rewards and benefits. With our expansion into Arizona, we ceased processing product in Brisbane in early July and are in the process of shutting down that facility.

Our Q2 results include approximately $2.6 million of expenses related to our Arizona transition including $1.5 million of restructuring and relocation expenses, which are excluded from Non-GAAP Adjusted EBITDA. We also incurred $0.8 million in duplicative occupancy expense and $0.3 million in other transition expenses in Q2.

Technology Innovation: Focused on Driving Efficiencies

Our investments in technology continue to differentiate our business, drive efficiencies in our operations and enable significant future scale. In Q2, we saw promising results from the continued application of our authentication engine. This technology uses machine learning and leverages computer vision to enhance our authentication process and improve unit economics. While this is primarily an efficiency play, it also allows us to scale faster with less reliance on talent acquisition.

In Q2, we also released our next generation pricing engine to further optimize pricing. The pricing engine incorporates enhanced predictive factors, which refine our pricing and continue to allow us to react to fluctuating market trends. We are in the early stages of rolling out this technology, but it has already resulted in higher average selling prices (ASP) without a change in velocity of sell through so we are optimistic that that it has the potential to further enhance our order economics. It also furthers our commitment to secure the highest possible sale price for our consignors.

Q2 Financial Results
Strong GMV growth continues, Adjusted EBITDA Loss Improves Q/Q

In Q2, we generated GMV of $350.0 million, an increase of 91% Y/Y and 53% compared to the same period in 2019. Q2 Y/Y GMV growth accelerated Q/Q when compared to both 2020 and 2019 driven by our successful return to at-home concierge appointments and retail momentum. Our Adjusted EBITDA loss was ($32.9) million compared to an Adjusted EBITDA loss of ($35.2) million in Q1 2021. Q2 Adjusted EBITDA loss includes approximately $1.9 million of expenses that likely may not recur next year inclusive of $1.1 million of COVID-related expenses and $0.8 million of duplicative occupancy costs noted above. We expect COVID-related expenses and duplicative occupancy costs will continue at roughly the same level through Q3 and decrease in Q4.
GMV growth driven by strong supply growth and buyer engagement

We ended Q2 with 730K active buyers on a 12-month trailing basis (TTM) basis, up 19% Y/Y. GMV per active buyer on a TTM basis is very healthy at approximately $1,675, which is approaching pre-COVID levels. This is a positive indication of strengthening buyer engagement trends on our marketplace.

Q2 orders were approximately 673K, up 54% Y/Y and 33% compared to the same period in 2019. Q2 AOV was approximately $520, an increase of 25% Y/Y and 15% compared to the same period in 2019. The primary driver of the higher AOV was a 17% Y/Y increase in a ASP. ASP benefited from strength in the watch and fine jewelry categories and strong demand in high-value handbags. Units per transaction (UPT) increased 7% Y/Y driven by apparel strength and exited the quarter at pre-COVID levels. GMV from repeat buyers was 84.5% of total GMV in Q2 compared to 82.3% in the same period a year ago.

Revenue growth driven by GMV growth, with all-time high AOV offset by lower take rate

Returns and cancellations were 26.7% of GMV and increased 320 basis points Y/Y due the normalization of apparel GMV trends and the abnormally low COVID-related return rate in Q2 2020. The combined returns and cancellations trend decreased compared to the same period in 2019.
Our Q2 consignment take rate was 34.5%, a decrease of 150 basis points Y/Y, driven primarily by strong performance on a relative basis from structurally lower-take-rate categories such as watches, fine jewelry and handbags, offset partially by our apparel recovery. Take rates can vary from quarter to quarter based on the mix of products sold.
Total revenue in Q2 was $104.9 million, an increase of 83% Y/Y and 46% compared to the same period in 2019. Q2 consignment and service revenue was $82.5 million, an increase of 76% Y/Y and 38% compared to the same period in 2019. Direct revenue was $22.5 million, an increase of 113% Y/Y and 85% compared to the same period in 2019, and reflects a higher mix of TRR-owned inventory and higher sales of aged inventory.
Gross Profit per Order increases 11% Q/Q from a 42% Q/Q reduction in buyer incentives and high AOV

Q2 gross profit was $63.4 million, an increase of 78% Y/Y and 38% compared to the same period in 2019. Q2 gross profit per order was approximately $94, a $9 per order or 11% Q/Q improvement. Gross profit per order increased 16% Y/Y and 3% compared to the same period in 2019. The primary drivers of our improving gross profit per order were a 42% Q/Q reduction in buyer incentives and 10% Q/Q increase in AOV.
Total gross margin was 60.4%, down 180 basis points Y/Y. Q2 consignment gross margin was 73.9%, up 140 basis points Y/Y, driven by a higher returns reserve in the prior year due to COVID-19. Direct gross margin was 11.1%, down approximately 570 basis points Y/Y driven by the sale of owned aged inventory with lower product margins
As a reminder, direct gross margin is lower than consignment gross margin because direct revenue is recognized on a gross basis with corresponding cost of sales.
Please note that the following discussion regarding operating expenses is on a non-GAAP basis, excluding $13.0 million in stock-based compensation and related taxes. Our discussion of fixed and variable expenses also excludes one-time items that we exclude from our Adjusted EBITDA.
Expenses as a % of GMV and Revenue improved in all areas of the business on a Y/Y basis

Marketing expense was $12.5 million in Q2, an increase of 35% Y/Y and 8% compared to the same period in 2019. Q2 marketing as a percentage of revenue was 12.0% compared to 16.2% in the same period a year ago. Q2 marketing as a percentage of GMV was 3.6% compared to 5.1% in the same period a year ago. Accelerating revenue growth coupled with a Y/Y decline in our buyer acquisition cost (BAC) drove our marketing leverage in Q2.
Operations and technology expense was $54.2 million in Q2, an increase of 61% Y/Y and 60% compared to the same period in 2019. Q2 operations and technology as a percent of revenue was 51.7% versus 58.8% in the same period a year ago. Q2 operations and technology as a percent of GMV was 15.5% versus 18.4% in the same period a year ago.

Excluding $2.2 million of operations and technology expenses related to the Arizona transition,
Q2 operations and technology expense was $52.0 million, an increase of 54% Y/Y and 54% compared to the same period in 2019 driven by growth of variable labor in our merchandising and operations teams, our retail operations and technology expenses. Q2 operations and technology as a percent of revenue was 49.6% versus 58.8% in the same period a year ago, and 14.9% of GMV versus 18.4% in the same period a year ago.

Fixed expenses in operations and technology—which include occupancy costs for our authentication centers and stores, all operating expenses for our technology teams, and salaried headcount costs in our merchandising teams—increased approximately 36% Y/Y in Q2. The Y/Y increase was driven by occupancy and technology headcount expenses. Variable operations and technology expenses—which include variable labor in our merchandising and operations teams, store operating expenses, and other miscellaneous volume-driven expenses—increased approximately 74% Y/Y. The Y/Y increase was driven by variable labor in our merchandising and operations teams, variable headcount in our new neighborhood stores and the ramping up of our van network to support our sales team, partially offset by automation and general efficiencies in our inbound and outbound operations. Fixed operations and technology expense as percent of GMV was 6.9% compared to 9.7% in the same period a year ago. Variable operations and technology expense as a percent of GMV was 8.0% compared to 8.7% in the same period a year ago.
Selling, general and administrative, or SG&A, expense was $37.4 million, up 26% Y/Y and 52% compared to the same period in 2019 driven primarily by sales team and legal expenses. Additionally, growth versus 2019 reflects incremental public company expenses. Q2 SG&A as a percentage of revenue was 35.7% compared to 51.7% in the same period a year ago. Q2 SG&A as a percentage of GMV was 10.7% compared to 16.2% in the same period a year ago. SG&A includes $0.8 million in COVID-related expenses.
Fixed expenses in SG&A, which include occupancy costs for our corporate and sales offices and all operating expenses for our SG&A functions, increased approximately17% Y/Y. The Y/Y increase was driven by public company, legal and software expenses. Variable expenses in SG&A, which include expenses related to our sales team, increased approximately 45% Y/Y. Fixed SG&A expense as percent of GMV was 6.7% compared to 11.0% in the same period a year ago. Variable SG&A expense as a percent of GMV was 3.9% compared to 5.2% in the same period a year ago.

In connection with the settlement of the shareholder class action filed against us, a charge of approximately $11.0 million was recorded as an accrued legal settlement. We excluded this $11.0 million from our Adjusted EBITDA as highlighted in our Adjusted EBITDA reconciliation.

Our Adjusted EBITDA loss for Q2 was $32.9 million or 31.4% of revenue compared to 55.7% in the same period a year ago.
At the end of Q2, our inventory balance was $59.0 million, an increase of approximately 19% Q/Q. The increase in our inventory balance was primarily driven by vendor transactions to secure additional product in high-value categories. We expect our inventory balance to be approximately $60 million at the end of 2021.

July GMV Growth Remains Strong

July GMV was approximately $116.6 million, an increase of 56% Y/Y and 53% compared to the same period in 2019 despite a more difficult Y/Y comparison. In addition, July AOV was approximately $502, an increase of 13% Y/Y and 16% compared to the same period in 2019.
Our Path to Profitability

The current trends in our business are strong and we believe they will continue for the balance of the year and into next year. Beyond our GMV growth, gross profit per order and the efficiency of our operations and marketing continue to improve — all key elements of our path to profitability. We are diligently focused on achieving this profitability milestone. We expect to make significant progress on our path to profitability over the next 18 months with the key elements of our path to profitability outlined below:

▪Strong GMV Growth: Strong GMV growth provides us us with scale to leverage our investments in automation and fixed costs. We believe we can sustain at least 30% annual GMV growth for the foreseeable future.
▪Gross Profit per Order of $100+: Gross profit per order increases driven by the potential combination of a return of buyer incentives to normalized (pre-COVID) levels, shipping expense leverage, continuing high AOV, and higher take rates if apparel sales increase as a percent of GMV.
▪Variable Expense Leverage: Variable expense efficiency driven by sustainable buyer retention, improving buyer acquisition costs, and automation and process improvement in our inbound and fulfillment operations. Overall, we expect to generate significant improvement in per order variable expenses from current levels, resulting in contribution profit per order of between $35-$40 at breakeven compared to $20 in 2019.
▪Controlling Fixed Expense Growth: Limiting growth of fixed expenses to drive significant fixed cost leverage. We do not expect to increase occupancy expense for our operations centers or corporate offices before achieving profitability. Our operating plan assumes only modest increases in fixed payroll expenses from our current levels until we reach profitability.

Environment, Society and Governance (ESG) Update
ESG continues to play a critical role in our business and our culture at The RealReal, and we are committed to enhancing our internal processes and external reporting on these issues. To ensure transparency and meaningful reporting metrics as we continue our work, we updated all of our ESG related disclosures in Q2 including aligning with the Sustainable Accounting Standards Board (SASB) disclosure framework. We remain committed to providing continual updates to our stakeholders on ESG issues, with oversight from our Board of Directors.

We encourage you to learn more about our ESG efforts by visiting the Social Impact section of our Investor Relations site.

On the sustainability front, we are a thought leader on the circular economy. We are proud of the broader social impact we have through our mission to extend the life of luxury and create a more sustainable future. We focus on our “3Rs” as the key ways we activate our commitment to sustainability: Resell, Revive and Reimagine. We firmly believe that The RealReal can deliver on our commitment to be a responsible steward to the environment, to our employees and to our communities in 2021 and beyond. We are proactively educating consumers about how they can reduce their environmental footprint by participating in the circular economy and measure the positive impact that the recirculation of luxury goods has on the environment with the TRR Sustainability Calculator. Since our inception, consignment with The RealReal saved 20,200 metric tons of carbon and 976 million liters of water.

In closing, we thank our entire The RealReal team for their hard work in delivering these strong Q2 results. It is their dedication and commitment to excellence that drives our business forward every day.

We also thank our 23 million members who are joining us on our mission to extend the life of luxury and make fashion more sustainable.

Julie Wainwright

Matt Gustke

Exhibit 99.2
Forward Looking Statements
This stockholder letter contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including the amounts of our operating expense and capital expenditure investments or reductions and our strategies, plans, commitments, objectives and goals, in particular in the context of the impacts of the COVID-19 pandemic and the recent social unrest. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, the impact of the COVID-19 pandemic and the recent social unrest on our operations and our business environment, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations and other reasons.
More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K for the year ended Dec. 31, 2020, a copy of which may be obtained by visiting the company's Investor Relations website at https://investor.therealreal.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.
Non-GAAP Financial Measures
To supplement our unaudited and condensed financial statements presented in accordance with generally accepted accounting principles ("GAAP"), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA as a percentage of total net revenue ("Adjusted EBITDA Margin"), free cash flow, non-GAAP net loss attributable to common stockholders, non-GAAP net loss per share attributable to common stockholders, basic and diluted, and Contribution Profit. We have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in this earnings release.
We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that non-GAAP financial measures we use may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies, including other companies in our industry.
Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure as an overall assessment of our performance, to evaluate the effectiveness of our business strategies and for business planning purposes. Adjusted EBITDA may not be comparable to similarly titled metrics of other companies.
We calculate Adjusted EBITDA as net loss before interest income, interest expense, other (income) expense net, provision (benefit) for income taxes, depreciation and amortization, further adjusted to exclude stock-based compensation, employer payroll tax on employee stock transactions, and certain one-time expenses. The employer payroll tax expense related to employee stock transactions are tied to the vesting or exercise of underlying equity awards and the price of our common stock at the time of vesting, which may vary from period to period independent of the operating performance of our business. Adjusted EBITDA has certain limitations as the measure excludes the impact of certain expenses that are included in our statements of operations that are necessary to run our business and should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.
In particular, the exclusion of certain expenses in calculating Adjusted EBITDA and Adjusted EBITDA Margin facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of stock-based compensation and the related employer payroll tax on employee stock transactions, excludes an item that we do not consider to be indicative of our core operating performance. Investors should, however, understand that stock-based compensation and the related employer payroll tax will be a significant recurring expense in our business and an important part of the compensation provided to our employees. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Contribution Profit is a non-GAAP financial measure that is calculated as gross profit per order minus variable expenses including variable marketing, operations, sales and merchandising expenses. Fixed expenses include occupancy, general & administrative, technology, marketing headcount, and certain operations and merchandising headcount costs.

We view contribution profit as an important metric to assess our marginal profitability and measure our progress driving operating efficiencies. Accordingly, we believe that contribution profit provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.
The following table reflects the reconciliation of net loss to Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for each of the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total revenue	$104,912	$57,291	$203,729	$135,320
Adjusted EBITDA Reconciliation:
Net loss	$(70,723)	$(42,990)	$(126,716)	$(81,493)
Depreciation and amortization	6,371	4,611	11,806	8,756
Stock-based compensation	12,813	6,129	23,732	9,539
Payroll tax expense on employee stock transactions(1)	216	—	722	—
Legal settlement	11,000	—	11,288	1,110
Restructuring charges	1,503	442	1,503	442
Interest income	(107)	(616)	(194)	(1,902)
Interest expense	6,006	384	9,302	404
Other (income) expense, net	—	97	(17)	89
Provision for income taxes	27	55	55	55
Adjusted EBITDA	$(32,894)	$(31,888)	$(68,519)	$(63,000)
Adjusted EBITDA (% of revenue)	(31.4)%	(55.7)%	(33.6)%	(46.6)%
(1) We exclude employer payroll tax expense related to employee stock plans to show the full effect that excluding that stock-based compensation expense had on our operating results. These expenses are tied to the exercise or vesting of underlying equity awards and the price of our common stock at the time of vesting or exercise, which may vary from period to period and do not correlate to the operation of the business. When evaluating the performance of our business and making operating plans, we do not consider these items. Similar charges were also not adjusted in prior periods as they were not material.
The following reflects the reconciliation of the discussion of operating expenses on a Non-GAAP basis to operating expenses on a GAAP basis (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating expenses:
Marketing	$13,109	$9,639	$28,670	$22,561
Operations and technology	59,837	36,543	111,771	77,280
Selling, general and administrative	44,264	32,559	87,592	66,553
Legal settlement	11,000	—	11,288	1,110
Total operating expenses (1)	$128,210	$78,741	$239,321	$167,504

(1) Includes stock-based compensation as follows:
Marketing	$560	$335	$1,296	$523
Operating and technology	5,550	2,852	10,246	4,330
Selling, general and administrative	6,703	2,942	12,190	4,686
Total	$12,813	$6,129	$23,732	$9,539
Contribution profit per order:

	2020	2019	2018

AOV	$441.8	$454.7	$445.6
Revenue	$133.5	$143.4	$130.0
Gross Profit	$185.9	$203.2	$136.9
Gross Profit per Order	$83.2	$91.6	$85.8
Variable Expenses	$79.0	$71.9	$77.1
Contribution Profit	$4.2	$19.7	$8.7
Contribution Margin	3.2%	13.8%	6.7%